UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170
(Address of principal executive offices)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

The following information is being furnished under Item 7.01, “Regulation FD Disclosure.”  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The Company has been informed by its Chairman and Chief Executive Officer, Richard A. Bachmann, that on March 20, 2008 a commercial bank sold 144,200 shares of Company common stock owned by Mr. Bachmann which the bank held as security for a loan.  The shares were sold by the bank as a result of a decline in the Company's stock price which resulted in a default under the terms of the loan.  Mr. Bachmann informed the Company that later that day, the loan and related collateral were transferred to an account at a brokerage affiliate of the bank.  The remaining loan is collateralized by a variety of equity securities, including approximately 1.2 million Company shares.  Mr. Bachmann further advised the Company that he intends to reinvest an amount equal to the after-tax proceeds of such sale in shares of Company common stock to be purchased in the open market, commencing in six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2008

ENERGY PARTNERS, LTD.
By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary